EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Northsight Capital, Inc.:

We hereby consent to the incorporation in this Registration Statement on Form S-1, and related Preliminary Prospectus, of our report dated April 15, 2014, with respect to the audited financial statements of Northsight Capital, Inc. as of December 31, 2013 and 2012 and for the years then ended, which contains an explanatory paragraph describing the conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 3 to the financial statements. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mantyla McReynolds LLC

Salt Lake City, Utah

December 12, 2014